EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2010 FIRST-QUARTER RESULTS

First quarter revenues grow 6.3% while GAAP EPS increases $0.19 year over year

Des Plaines, IL, May 5, 2010—Schawk, Inc. (NYSE: SGK), a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity, reported first-quarter 2010 results. Net income in the first quarter of 2010 was $2.5 million, or $0.10 per diluted share, versus a net loss of $2.3 million, or $0.09 per diluted share, in the first quarter of 2009.

On a non-GAAP basis, adjusting for financial impacts relating to foreign currency exposure and certain expenses as further detailed in this earnings release, Adjusted net income was $4.5 million, or $0.17 per diluted share, in the first quarter of 2010 compared to an Adjusted net loss $0.6 million, or $0.02 per diluted share, during the prior-year period, on a comparable basis.

President and Chief Executive Officer David A. Schawk, commented, “Although we believe first quarter 2010 client spending reflected typical first quarter softness relative to other quarters of the year, we continue to see encouraging signs from our consumer packaged goods clients that brand innovation activity is increasing, thereby contributing to the revenue growth on a year-over-year basis.  In addition, our previously disclosed and ongoing cost-reduction activities continue to drive year-over-year improvements in margins and operating income for the Company.”

Consolidated Results for First Quarter Ended March 31, 2010
Consolidated net sales in the first quarter of 2010 were $111.7 million compared to $105.1 million in the same period of 2009, an increase of approximately $6.6 million, or 6.3 percent. Approximately $3.4 million of the sales increase quarter over quarter was the result of changes in foreign currency translation rates, as the U.S. dollar declined in value relative to the local currencies of certain of the Company’s non-U.S. subsidiaries. The remainder of the quarter-over-quarter increase in sales was the result of an increase in the Company’s business compared to the first quarter of 2009, as consumer packaged goods (CPG) clients increased their product and brand innovation and introduction activity.

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Schawk Announces First-Quarter 2010 Results

CPG accounts sales in the first quarter of 2010 were $80.4 million, or 71.9 percent of total sales, compared to $73.1 million in the same period of 2009, representing an increase of 9.9 percent.  The increase over the prior-year quarter was primarily driven by increased product and brand innovation and introduction activity by the Company’s CPG clients. Advertising and retail accounts sales of $20.8 million, or 18.7 percent of total sales, in the first quarter of 2010 decreased 2.3 percent, from $21.3 million in the prior-year period. Entertainment accounts sales for the first quarter of 2010 of $6.5 million, or 5.8 percent of total sales, declined 16.7 percent, from $7.8 million in the same period in 2009. The lower year-over-year sales within advertising and retail and entertainment accounts were primarily driven by reduced client promotional spending.

Gross profit was $41.9 million in the first quarter of 2010, an increase of $8.8 million from the first quarter of 2009. First-quarter 2010 gross profit as a percentage of sales increased to 37.5 percent of sales from 31.5 percent of sales in the 2009 first-quarter period. The increase was largely attributable to the Company’s continued cost-reduction activities implemented throughout 2009, coupled with higher sales in the 2010 first quarter relative to the prior-year comparable period, which further leveraged the Company’s cost-reduction activities.

Selling, general and administrative (SG&A) expenses declined approximately $1.5 million to $32.5 million in the first quarter of 2010 from $34.0 million in the first quarter of 2009, primarily as a result of the Company’s cost-reduction activities.

The Company recorded a $1.8 million loss on foreign exchange exposures in the first quarter of 2010, of which $1.7 million related to unrealized currency remeasurements as compared to a gain of $0.1 million in the comparable prior-year period.  The unrealized, non-cash currency losses in the first quarter of 2010 were principally due to the deterioration of the Euro during the quarter.  The Company’s foreign exchange gains or losses relate primarily to unhedged currency exposure from intercompany debt obligations of the Company’s non-US subsidiaries.  Since the losses relate primarily to intercompany financing activity, the economic impact to the Company is minimal as it is largely offset by gains in Accumulated comprehensive income, net, included in Stockholder’s equity.

Expenses related to impairment of long-lived assets were $0.7 million during the first quarter of 2010 compared to $0.1 million in the first quarter of 2009.  The increase period over period was related to certain equipment, which sustained water damage and was rendered inoperable at one of the Company’s facilities.

Acquisition integration and restructuring expenses declined from $0.8 million in the first quarter of 2009 to $0.3 million in the first quarter of 2010. The charges in the 2010 first quarter arose from the Company’s continued focus on consolidating, reducing and re-aligning the Company’s work force and operations and are for employee terminations and other associated costs.  These actions are expected to result in annualized savings of approximately $1.9 million, with approximately $1.5 million to be realized during 2010.

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Schawk Announces First-Quarter 2010 Results

The Company reported operating income of $6.5 million in the 2010 first quarter compared to an operating loss of $1.6 million in the first quarter of 2009. The increase in operating income compared to the prior-year period was primarily the result of the increase in gross margin driven by increased revenue and the Company’s previously discussed cost reduction efforts.

Net income in the first quarter of 2010 was $2.5 million, or $0.10 per diluted share, compared to a net loss of $2.3 million, or $0.09 per diluted share, in the first quarter of 2009. Excluding the after-tax effects of foreign currency loss, long-lived asset impairment expenses, acquisition integration and restructuring expenses, and first-quarter 2009 remediation and related expenses, first-quarter 2010 Adjusted net income was $4.5 million, or $0.17 per diluted share, compared to an Adjusted net loss of approximately $0.6 million, or $0.02 per diluted share, on a comparable basis for the prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

EBITDA and Management Adjusted EBITDA Performance
EBITDA for the first quarter of 2010 was $12.2 million compared to EBITDA of $3.7 million for the first quarter of 2009.  Management adjusted EBITDA for the first quarter of 2010 was $14.3 million compared to $6.4 million for the first quarter of 2009.  Please refer to the “Reconciliation of Non-GAAP EBITDA and Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its first-quarter 2010 earnings conference call on Thursday, May 6, 2010, at 9:00 a.m. Central time.  To participate in the conference call, please dial 866-383-8003 or 617-597-5330 at least five minutes prior to the start time and ask for the Schawk, Inc. conference call, or on the Internet, go to http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=3057928.  If you are unavailable to participate on the live call, a replay will be available through May 13 at 11:59 p.m. Central time. To access the replay, dial 888-286-8010 or 617-801-6888, enter conference ID 11152641, and follow the prompts. The replay will also be available on the Internet for 30 days at the following address http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=3057928.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand point management services, enabling companies of all sizes to connect their brands with consumers to create deeper brand affinity. With a global footprint of more than 48 offices, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of EBITDA and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this press release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

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Schawk Announces First-Quarter 2010 Results

Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; higher than expected costs associated with compliance with legal and regulatory requirements; the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; our ability to implement restructuring plans; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

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Schawk Announces First-Quarter 2010 Results

Schawk, Inc.
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009

Net sales	$111,708	$105,088
Cost of sales	69,833	71,994
Gross profit	41,875	33,094

Selling, general and administrative expenses	32,524	33,969
Foreign exchange (gain) loss	1,817	(126)
Impairment of long-lived assets	680	58
Acquisition integration and restructuring expenses	329	817
Operating income (loss)	6,525	(1,624)

Other income (expense)
Interest income	8	70
Interest expense	(1,988)	(1,449)
	(1,980)	(1,379)

Income (loss) before income taxes	4,545	(3,003)
Income tax provision (benefit)	2,025	(707)

Net income (loss)	$2,520	$(2,296)

Earnings (loss) per share:
Basic	$0.10	$(0.09)
Diluted	$0.10	$(0.09)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,183	24,936
Diluted	25,557	24,936

Dividends per Class A common share	$0.0400	$0.0325

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Schawk Announces First-Quarter 2010 Results

Schawk, Inc.
Consolidated Balance Sheets
(In thousands, except share amounts)

	March 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,119	$12,167
Trade accounts receivable, less allowance for doubtful accounts of $1,522 at March 31, 2010 and $1,619 at December 31, 2009	90,982	88,822
Inventories	22,599	20,536
Prepaid expenses and other current assets	8,090	8,192
Income tax receivable	2,697	2,565
Deferred income taxes	1,012	992
Total current assets	137,499	133,274

Property and equipment, less accumulated depreciation of $98,534 at March 31, 2010 and $96,440 at December 31, 2009	48,316	50,247
Goodwill	188,009	187,664
Other intangible assets, net	35,928	37,605
Deferred income taxes	1,456	1,424
Other assets	6,798	6,005

Total assets	$418,006	$416,219

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$17,496	$16,957
Accrued expenses	56,916	64,079
Deferred income taxes	5,504	205
Income taxes payable	9,247	14,600
Current portion of long-term debt	20,278	12,858
Total current liabilities	109,441	108,699

Long-term liabilities:
Long-term debt	61,652	64,707
Other long-term liabilities	15,772	15,920
Deferred income taxes	2,174	2,059
Total long-term liabilities	79,598	82,686

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 30,025,551 and 29,855,796 shares issued at March 31, 2010 and December 31, 2009, respectively, 25,279,083 and 25,108,894 shares outstanding at March 31, 2010 and December 31, 2009, respectively	220	220
Additional paid-in capital	192,936	191,701
Retained earnings	87,463	85,953
Accumulated comprehensive income, net	9,184	7,804
	289,803	285,678
Treasury stock, at cost, 4,746,468 and 4,746,902 shares of common stock at March 31, 2010 and December 31, 2009, respectively	(60,836)	(60,844)
Total stockholders’ equity	228,967	224,834

Total liabilities and stockholders’ equity	$418,006	$416,219

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Schawk Announces First-Quarter 2010 Results

Schawk, Inc.
Segment Financial Data
(Unaudited)
(In Thousands)

	Three Months Ended March 31,
	2010	2009
Sales to external clients:
North America	$96,318	$91,170
Europe	17,374	15,583
Asia Pacific	6,822	5,909
Intercompany sales elimination	(8,806)	(7,574)

Total	$111,708	$105,088

Operating segment income (loss):
North America	$14,024	$5,691
Europe	548	627
Asia Pacific	879	803
Corporate	(8,926)	(8,745)

Operating income (loss)	$6,525	$(1,624)

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Schawk Announces First-Quarter 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In Thousands, Except Share Amounts)

	Three Months Ended March 31,
	2010	2009

Income (loss) before income taxes - GAAP	$4,545	$(3,003)
Adjustments:
Foreign currency (gain) loss	1,817	(126)
Impairment of long-lived assets	680	58
Acquisition integration and restructuring expenses	329	817
Remediation and related expenses	—	2,028
Adjusted income (loss) before income tax - non GAAP	7,371	(226)
Adjusted income tax provision – non GAAP	2,904	351

Adjusted net income (loss) – non GAAP	$4,467	$(577)

Weighted average common and common stock
equivalents outstanding - GAAP	25,557	24,936

Earnings (loss) per diluted share - GAAP	$0.10	$(0.09)
Adjustments – net of tax effects:
Foreign currency (gain) loss	0.05	—
Impairment of long-lived assets	0.01	—
Acquisition integration and restructuring expenses	0.01	0.02
Remediation and related expenses	—	0.05

Adjusted earnings (loss) per diluted share – non GAAP	$0.17	$(0.02)

Income tax provision (benefit) - GAAP	$2,025	$(707)
Adjustments:(1)
Foreign currency (gain) loss	484	(39)
Impairment of long-lived assets	270	23
Acquisition integration and restructuring expenses	125	269
Remediation and related expenses	—	805

Adjusted income tax provision – non GAAP	$2,904	$351

(1)	Adjustments have been tax-effected at the jurisdictions’ statutory rates.

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Schawk Announces First-Quarter 2010 Results

Schawk, Inc.
Reconciliation of Non-GAAP EBITDA and Management Adjusted EBITDA
(Unaudited)
(In Thousands)

	Three Months Ended		Trailing 12 Months
	March 31,		Ended March 31,
	2010	2009	2010	2009

Net income (loss) - GAAP	$2,520	$(2,296)	$24,313	$(66,562)
Interest expense	1,988	1,449	9,763	6,523
Income tax expense (benefit)	2,025	(707)	10,329	(4,549)
Adjusted Income (loss) – non GAAP	6,533	(1,554)	44,405	(64,588)
Depreciation and amortization expense	4,494	4,778	18,369	20,011
Impairment of goodwill	—	—	—	48,041
Impairment of long-lived assets	680	58	2,063	6,702
Non-cash restructuring charges	—	—	210	628
Stock based compensation	457	378	1,816	1,763

EBITDA – non GAAP	12,164	3,660	66,863	12,557

Permitted add backs on debt covenants:
(Gain) loss on sale of property and equipment	—	(28)	143	339
Proforma effect of acquisitions and asset sales	—	—	—	2,566
Acquisition integration and restructuring expenses(1)	—	817	2,183	10,579
Multiemployer pension plan withdrawal expense	—	—	—	7,254
EBITDA for covenant compliance – non GAAP	12,164	4,449	69,189	33,295

Acquisition integration and restructuring expenses	329	—	3,578	—
Multiemployer pension plan withdrawal expense	—	—	1,800	—
Indemnity settlement income	—	—	(4,986)	—
Foreign exchange (gain loss)	1,817	(126)	1,402	971
Remediation and related expenses	—	2,028	2,455	2,028

Management adjusted EBITDA – non GAAP	$14,310	$6,351	$73,438	$36,294

(1)	Capped at $3.0 million for 2009 per the Company’s new debt agreements. Amounts in excess of $3.0 million are included as an adjustment for Management adjusted EBITDA.

Use of Non-GAAP EBITDA, EBITDA for covenant compliance, and Management adjusted EBITDA
EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  EBITDA for covenant compliance, as defined in the Company’s January 2010 debt agreements, is defined as EBITDA adjusted to exclude certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies.

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